EXHIBIT 10.19

REGULATIONS FOR THE “2014-2016 STRATEGIC BONUS”

FOR SENIOR OFFICERS AND OFFICERS OF IBERDROLA, S.A. AND

ITS GROUP OF COMPANIES

CONTENTS

1.-	CONCEPT AND PRINCIPLES
2.-	SUBJECTIVE SCOPE
3.-	OBJECTIVES
4.-	OPERATION OF THE 2014-2016 STRATEGIC BONUS
5.-	OTHER REQUIREMENTS FOR RECEIPT OF THE 2014-2016 STRATEGIC BONUS
6.-	EARLY TERMINATION OF THE 2014-2016 STRATEGIC BONUS
7.-	LOSS OF BENEFICIARY STATUS. EFFECTS
8.-	NATURE OF THE 2014-2016 STRATEGIC BONUS
9.-	TAX TREATMENT
10.-	AMENDMENTS TO THE REGULATIONS
11.-	APPLICABLE LAW AND JURISDICTION

1.-	CONCEPT AND PRINCIPLES

•	The 2014-2016 Strategic Bonus (hereinafter, the “2014-2016 Strategic Bonus”) is a long-term incentive approved by the shareholders at the General Shareholders’ Meeting of Iberdrola, S.A. (hereinafter, “Iberdrola” or the “Company”) held on 28 March 2014 and tied to the Company’s performance with respect to certain targets during the 2014-2016 period.

•	The 2014-2016 Strategic Bonus is based upon the following principles:

•	Alignment with the main business future challenges, by reinforcing the achievement of the key strategic objectives established for the 2014-2016 period.

•	Direction towards long-term value creation for shareholders.

•	Encouragement and motivation of the beneficiaries to achieve such key strategic objectives for the 2014-2016 period while promoting loyalty and retaining such beneficiaries at Iberdrola.

2.-	ELIGIBILITY

•	These regulations (the “Regulations”) govern the participation as beneficiaries of the 2014-2016 Strategic Bonus of the senior officers, officers, and employees of Iberdrola and of the companies belonging to the group of which Iberdrola is the controlling company (the “Group”) who, as a result of their position or responsibilities within the Group, decisively contribute to the creation of value and are included in the 2014-2016 Strategic Bonus during the term thereof pursuant to the resolutions adopted by the Board of Directors at the proposal of the chairman & chief executive officer and following a report from the Appointments and Remuneration Committee for the senior officers, or the bodies acting by delegation therefrom, for the other beneficiaries. The maximum number of beneficiaries of the 2014-2016 Strategic Bonus shall not exceed 350 persons.

•	Participation in the 2014-2016 Strategic Bonus shall be voluntary for the designee, who shall not acquire the status of beneficiary until such designee signs the respective document of adherence to the Regulations within the period granted for such purpose. Once such period has expired, Iberdrola’s invitation to the designee to participate in the 2014-2016 Strategic Bonus shall expire, whereupon it shall be revoked, deprived of any value or effect whatsoever, and therefore no longer open for ulterior acceptance.

•	Officers of companies within the Iberdrola group carrying out regulated activities in Spain are excluded from the 2014-2016 Strategic Bonus.

•	The Board of Directors, at the proposal of the chairman & chief executive officer and following a report from the Appointments and Remuneration Committee, may designate new senior officers as beneficiaries during the term of the 2014-2016 Strategic Bonus. For the remaining beneficiaries, the Board of Directors or the bodies acting by delegation therefrom may designate new beneficiaries without the need of prior report of the above-mentioned committee. Such beneficiaries shall be entitled to receive the Strategic Bonus on a pro rata basis according to the time elapsed from their inclusion in the 2014-2016 Strategic Bonus through the end of the Evaluation Period (as such term is defined below).

3.-	OBJECTIVES

•	The 2014-2016 Strategic Bonus is tied to compliance with the following strategic objectives (the “Objectives”) during the 2014-2016 period:

•	Changes in consolidated net profits, calculated on a homogeneous basis for the financial years comprised within the Evaluation Period pursuant to the accounting regulations applicable at the time of approval of these Regulations, excluding any subsequent amendments.

The objective is for the average annual growth in consolidated net profits to be 4%, based on the consolidated net profits at year-end 2014. It shall be deemed that the objective has not been achieved if such growth is less than 2%.

•	Iberdrola share price performance compared to the Eurostoxx Utilities index and the shares of the five leading European competitors (ENEL, E.ON, RWE, EDF, and GDFSuez).

It shall be deemed that the objective has been achieved if the share’s listing price is better than that of at least three of the reference shares.

•	Improvement in the Company’s financial strength, measured through the FFO/Net Debt[1] ratio at >22%.

•	Weighting and levels of achievement of each of the Objectives to which the 2014-2016 Strategic Bonus is tied are as set forth in Annex 1 to these Regulations.

4.-	OPERATION OF THE 2014-2016 STRATEGIC BONUS

•	The 2014-2016 Strategic Bonus has a term of 6 years, within which the period between financial years 2014 and 2016 shall be the period for evaluation of achievement of the Objectives (hereinafter, the “Evaluation Period”) and the period between financial years 2017 and 2019 shall be the payment period (hereinafter, the “Payment Period”).

•	The Board of Directors, at the proposal of the chairman & chief executive officer and following a report from the Appointments and Remuneration Committee in case of senior officers, or its delegation bodies for the other officers, shall allocate a number of theoretical shares to each beneficiary at the time such beneficiary is designated and invited to participate in the 2014-2016 Strategic Bonus. The total number of theoretical shares allocated to all beneficiaries of the 2014-2016 Strategic Bonus other than executive directors shall not exceed 16,800,000 Iberdrola shares.

•	No later than 30 June 2017, the Board of Directors, at the proposal of the Appointments and Remuneration Committee, which may seek the assistance of an independent expert, shall evaluate the achievement of the Objectives during the Evaluation Period.

•	The number of Iberdrola shares to be delivered to each beneficiary shall be the result of multiplying such beneficiary’s number of theoretical shares by the value of the weighted ratio of achievement of each of the Objectives, in accordance with the formula set forth in Annex 2 to these Regulations.

[1]	Funds from Operations / Net Debt.

•	The resulting number of Iberdrola shares shall be delivered to the beneficiary in three equal parts during the Payment Period, no later than 30 June 2017, 30 March 2018, and 30 March 2019.

•	Prior to the delivery of the Iberdrola shares corresponding to the second and third tranches of the 2014-2016 Strategic Bonus, the Appointments and Remuneration Committee shall have submitted a report to the Board of Directors confirming that the basis for such deferred variable remuneration are still in effect. If any circumstance has occurred that would subsequently require a correction of the parameters taken into account at the initial evaluation of achievement of the Objectives, the Board of Directors shall assess whether it is appropriate to totally or partially cancel the payment of the Iberdrola shares yet to be delivered to the beneficiary.

5.-	OTHER REQUIREMENTS FOR RECEIPT OF THE 2014-2016 STRATEGIC BONUS

•	In addition to the achievement of the Objectives, the beneficiary shall be required to comply with the following requirements in order to be entitled to receive the 2014-2016 Strategic Bonus:

•	the beneficiary must have achieved such beneficiary’s personal objectives and, therefore, has received annual variable remuneration for at least two of the three financial years within the Evaluation Period. Despite this, if the beneficiary’s performance level during the Evaluation Period is deemed to be inadequate, the beneficiary shall not be entitled to receive the 2014-2016 Strategic Bonus;

•	the beneficiary has uninterruptedly remained under an employment relationship with and in active service at companies belonging to the group of which Iberdrola is the controlling company during the entire Evaluation Period and on each of the dates of delivery of shares included within the Payment Period; and

•	upon the expiration of the Evaluation Period, the beneficiary holds a position or discharges responsibilities that, according to the business strategy adopted by the Group’s management, help to contribute to the creation of value for the Group. If at any time during the term of the 2014-2016 Strategic Bonus, the beneficiary takes a position or assumes a level of responsibility for which different conditions are established with respect to this remuneration item, the remuneration level for the last 12 months within the Evaluation Period shall be taken as a reference level. In any event, payment would occur at the end of the Evaluation Period and provided that the Group’s general objectives and the other conditions set out in these Regulations have been fulfilled.

•	As an exception, the aforementioned requirement of remaining in active service shall not apply in the following cases:

•	In the event of maternity leave, risk during pregnancy, and adoption and pre-adoption or permanent foster care of children under the age of 8, or in the event of any situations recognised by the competent public health authority, the rights of the beneficiary recognised in the Regulations shall not be prejudiced.

•	In the event of temporary disability after an illness or accident contemplated as such by the competent public health authority, the beneficiary shall receive the 2014-2016 Strategic Bonus in proportion to the period of active service during the Evaluation Period. Accordingly, the beneficiary shall be exempted from the requirement of uninterrupted active service during the Evaluation Period and on each of the dates of delivery of shares included in the Payment Period, provided that all other requirements have been met.

•

In the event of mandatory leave of absence, the beneficiary shall only receive the 2014-2016 Strategic Bonus if such beneficiary is in active service at any of the companies within the Group upon the expiration of the Evaluation Period or on the dates of delivery of the shares, and shall receive an amount in proportion to the period during which such beneficiary has actually provided services to the Group during the Evaluation Period, provided that during the period of actual provision of services such beneficiary has complied with the other requirements to be fulfilled or, in the event of non-compliance with such requirements, if the parties have so agreed.

•	In the event of any special leave agreed between the beneficiary and Iberdrola for the provision of services at companies unrelated to the Group but in furtherance of the interests of Iberdrola, the terms of the suspension agreement between the parties shall apply.

6.-	EARLY TERMINATION OF THE 2014-2016 STRATEGIC BONUS

•	In the event that Iberdrola participates in corporate transactions involving a merger by consolidation or absorption with companies unrelated to its group, regardless of the type of consolidation or absorption and the position of Iberdrola in such process, the Company’s Board of Directors, at the proposal of the Appointments and Remuneration Committee, may declare the partial early termination of the 2014-2016 Strategic Bonus.

•	The partial early termination of the 2014-2016 Strategic Bonus shall also occur in the event of change of control at Iberdrola during the Evaluation Period. “Change of control” shall mean the acquisition by an individual or legal entity, individually considered or acting in concert with other individuals or entities, whether or not belonging to the same group, of an interest equal to or greater than 30% of the share capital or of a smaller number of voting rights when such individual or legal entity, within 24 months of the date of the acquisition, appoints a number of directors that combined with those, if any, already appointed thereby, account for more than one-half of the members of the Board of Directors of Iberdrola.

For such purposes, the cumulative number of shares or voting rights that a shareholder holds before reaching a controlling interest and the cumulative number of directors of the Company that such shareholder appointed prior thereto shall be taken into account.

It shall be deemed that a change of control has occurred and, therefore, the 2014-2016 Strategic Bonus shall be deemed to be terminated early, on the date that the shareholder in question reports the acquisition of the aforementioned controlling interest to the National Securities Market Commission (Comisión Nacional del Mercado de Valores).

•	In the event of early termination of the 2014-2016 Strategic Bonus, the beneficiaries shall be entitled to receive a one-time payment of a portion of the 2014-2016 Strategic Bonus in proportion to the time elapsed between the date of acceptance of their participation and the date of early termination, following an evaluation by the Board of Directors, in the manner described in section 4 above, of the level of achievement of the Objectives as of the date of early termination.

•	If the early termination of the 2014-2016 Strategic Bonus entails the loss by the beneficiary of a tax benefit to which such beneficiary might have foreseeably been entitled if the 2014-2016 Strategic Bonus had remained in effect through its ordinary expiration date pursuant to the provisions of section 4, then Iberdrola shall compensate such beneficiary for such tax costs.

7.-	LOSS OF BENEFICIARY STATUS. EFFECTS

•	The status of beneficiary of the 2014-2016 Strategic Bonus shall be lost upon the following grounds:

•	Separation from office or ceasing to discharge the duties or responsibilities that were key to decide the inclusion of the beneficiary in the 2014-2016 Strategic Bonus due to their decisive contribution to the creation of value.

•	Termination of the employment relationship for any reason.

•	The loss of the status of beneficiary of the 2014-2016 Strategic Bonus at any time during the term thereof shall deprive the beneficiary of the right to receive any amount deriving from such incentive, with the following exceptions: (i) serious disability, (ii) total or absolute permanent disability, (iii) death, (iv) retirement, and (v) early retirement. In these cases, and provided that the beneficiary has participated in the 2014-2016 Strategic Bonus during a minimum period of one year, the beneficiary shall receive part of the benefit in proportion to the time that such beneficiary remained at the Group during the Evaluation Period, subject to the Objectives having been achieved and to the other conditions having been fulfilled.

•	In the event of termination of the beneficiary’s employment relationship by agreement of the parties, the terms of such agreement shall apply.

8.-	NATURE OF THE 2014-2016 STRATEGIC BONUS

•	The 2014-2016 Strategic Bonus shall not be deemed to be part of the beneficiary’s terms and conditions of employment, and the rights and obligations arising from the contracts of employment shall not be affected by participation in the 2014-2016 Strategic Bonus.

•	The 2014-2016 Strategic Bonus is essentially extraordinary in nature. Consequently, the rights recognised to the beneficiaries under these Regulations may not be added to, or calculated for purposes of the receipt of, fixed or variable salary remuneration by the beneficiary, nor shall they be deemed to be rights that may vest in the future or pensionable rights.

•	Likewise, the rights arising from the 2014-2016 Strategic Bonus may not be calculated for purposes of future salary increases, length-of-service bonuses, or benefits deriving from pension plans or other social security systems.

•	Participation in the 2014-2016 Strategic Bonus does not mean that the beneficiary is entitled to receive the same or a different annual amount for this or a similar item after the expiration thereof, or to participate in other variable remuneration systems of a similar nature that Iberdrola may establish in the future.

•	In those cases of termination of the beneficiary’s employment relationship that entitle the beneficiary to receive compensation pursuant to applicable regulations or the beneficiary’s contract with the Company, the 2014-2016 Strategic Bonus benefit shall not be included in the basis for calculation of the compensation payable.

•	In the event of a loss of the rights deriving from the 2014-2016 Strategic Bonus, for whatever reason, the beneficiary shall not be entitled to any compensation for damages.

•	Iberdrola shall determine whether the value of the shares delivered under the 2014-2016 Strategic Bonus is subject to contributions to the Social Security System pursuant to the law applicable from time to time.

9.-	TAX TREATMENT

•	The tax treatment of the 2014-2016 Strategic Bonus shall depend on the tax rules from time to time applicable to the beneficiary in question, and Iberdrola shall incur no obligations or liabilities other than those legally applicable thereto.

•	Advance payments based on the value of the in-kind remuneration to which each beneficiary is entitled shall be fully borne by such beneficiary, unless otherwise expressly decided by Iberdrola’s Board of Directors. In this regard, the beneficiaries acknowledge and agree that Iberdrola shall have full discretion to decide, at any time, how to implement any advance payments that may legally be required as well as the discharge of all other tax obligations deriving from the delivery of the shares.

For purposes of the provisions of the preceding paragraph, this includes the possibility of the sale by Iberdrola or any company within its group, on behalf of the beneficiary, of the shares allocated thereto in the amount required to manage any payment neededin order to meet such tax liabilities.

The beneficiary shall not have the right to claim any compensation from Iberdrola or from any other company within its group as a consequence of the manner in which Iberdrola decides to implement compliance with the respective tax obligations.

10.-	AMENDMENTS TO THE REGULATIONS

•	The Board of Directors may, following a favourable report from the Appointments and Remuneration Committee, amend the terms of the Regulations as it deems necessary or appropriate in order to conform them to legal, tax, or any other circumstances that may affect the beneficiaries of the 2014-2016 Strategic Bonus or Iberdrola, and shall give the beneficiaries notice thereof.

11.-	APPLICABLE LAW AND JURISDICTION

•	The Regulations shall be governed by and construed in accordance with Spanish law.

•	The beneficiaries expressly submit to the jurisdiction of the courts and tribunals of the City of Bilbao, thus waiving the right to resort to any other jurisdiction to which they might be entitled, for the resolution of any dispute that may arise in connection with the Regulations.

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